Cycle Country Updates 2006 Revenue and EPS Guidance

            Revenues expected to be $22-$24 million; EPS at $.38-.40

Milford, IA., - November 16, 2005 - Cycle Country Accessories Corp. (AMEX:ATC), the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle (ATV), garden tractors, and golf carts, today issued guidance to shareholders for their anticipated revenues and earnings per share for fiscal 2006. Revenues are expected to range between $22 and $24 million, an increase of 30% to 40% over unaudited results from fiscal 2005. Earnings per share should range from $0.38 to $0.40 per share on a fully diluted basis, representing an increase of 150% to 167% over previously announced guidance of $0.15/share for fiscal 2005.

"We anticipate strong results in fiscal 2006 based upon our continuing efforts to expand our product offerings and their respective distribution channels," said Cycle Country President and CEO Ron Hickman. "As we continue to meet the needs of our customers, we also expect to continue to deliver results for our shareholders."

The final, audited results for 2005 will be released in conjunction with the company's filing of its 10-KSB, which is anticipated in the latter half of December 2005.

About Cycle Country Accessories Corporation

Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

         www.cyclecountry.com              www.perf-form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Magellan Financial Media Group
David Dozier, Sr. Vice President: 317-867-2839